PROGEN
                                                              INDUSTRIES LIMITED


                  PROGEN SECURES INSTITUTIONAL SHARE PLACEMENT


BRISBANE, AUSTRALIA THURSDAY SEPTEMBER 18, 2003, Progen Industries Limited (ASX:
PGL, Nasdaq: PGLAF) is pleased to announce the AUD$9.6 million placement of 6.0 million new fully paid ordinary shares (shares) with Australian institutional and sophisticated investors. The Placement Agreement was signed with Taylor Collison Limited (Taylor Collison) whom acted as lead broker with support by Emerging Growth Capital Pty Ltd (EG Capital).

The issue of shares is subject to the conditions of the Placement Agreement being satisfied and is subject to the approval by Progen shareholders at the scheduled Annual General Meeting (AGM). Notice for the AGM will be mailed to shareholders on 26 September 2003 together with the Annual Report.

Following the placement, at $1.60 per share, Progen's cash reserves will total $20 million. The new funds will be applied to pursue a strategic growth strategy for the company that intends to build a robust pipeline of drug candidates that will support the long-term objectives of the company.

Stephen Chang, Progen's Chairman believes that Progen is at a juncture where strategic growth initiatives should be pursued to secure the long-term viability of the company. He commented, "Never before has Progen been at such an opportune moment, with PI-88 showing promise in the clinic, the anti-angiogenesis field setting the stage for future cancer drug development, and the global biotech capital markets once again accommodating. Progen plans to take advantage of these favourable conditions and proactively build on its pipeline of future products. This will ensure that once PI-88 is partnered, there is a strong suite of future drug candidates, complemented both by in-house drug discovery and in-licensing that will allow the company to succeed".

"It has been a very successful year for Progen, with new data emerging from PI-88 trials showing disease stabilization in a growing number of patients across several cancer indications. The next year will be another challenging and exciting one as we seek to expand our current oncology drug development portfolio, move forward in our clinical trial program and accelerate our PI-88 partnering initiatives."

"We appreciate the continuing support of Taylor Collison and EG Capitial, which has allowed the Company to raise the capital required to realise our growth strategy."



ENDS


KEYWORDS - Progen, cancer, PI-88, Phase I, Phase II, clinical trials, Taylor Collison, Emerging Growth Capital Pty, Ltd (EG Capital).


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WEB LINKS TO RECENT NEWS AND OTHER INFORMATION ABOUT PROGEN:


Min. MacFarlane visits Progen to launch $150M P(3) www.progen.com.au/news/latest_news.cfm?item=305.0
                                                   -------------------------------------------------
Good Financial Results Bolster Progen's Strategy   www.progen.com.au/news/latest_news.cfm?item=304.0
                                                   -------------------------------------------------
PI-88 achieves Efficacy Endpoint Phase II Trial    www.progen.com.au/news/latest_news.cfm?item=299.0
                                                   -------------------------------------------------
Funds received from Share Purchase Plan            www.progen.com.au/news/latest_news.cfm?item=298.0
                                                   -------------------------------------------------
Encouraging sector news from ASCO                  www.progen.com.au/news/latest_news.cfm?item=295.0
                                                   -------------------------------------------------
Additional Results Support Trial Program           www.progen.com.au/news/latest_news.cfm?item=293.0
                                                   -------------------------------------------------
Progen to manufacture Peplin Compound              www.progen.com.au/news/latest_news.cfm?item=289.0
                                                   -------------------------------------------------
Contract with US based Sequella Inc.               www.progen.com.au/news/latest_news.cfm?item=286.0
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Half-year report (PDF download available)          www.progen.com.au/news/latest_news.cfm?item=288.0
                                                   -------------------------------------------------
Progen reports 58% increase in revenue             www.progen.com.au/news/latest_news.cfm?item=282.0
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PI-88 mode of action                               www.progen.com.au/researchdevelopment/pi-88.cfm
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Progen Industries Ltd.                             www.progen.com.au
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ABOUT  PROGEN:
Progen Industries Limited is an Australian biotechnology company committed to the discovery, development and commercialisation of small molecule pharmaceuticals for the treatment of various diseases.
Progen's three key areas of expertise are:

     - CLINICAL DEVELOPMENT via a comprehensive clinical trials programme involving its two lead compounds - PI-88 and PI-166.
     - DRUG DISCOVERY projects focusing on the development of potent, selective inhibitors of carbohydrate-protein interactions, which are implicated in many disease processes.
     - COMMERCIAL SERVICES including the manufacture of biopharmaceutical products to world-class standards and distribution of high technology consumable products for large multinational and biotechnology clients.


CONTACTS:

PROGEN INFORMATION:
Sarah Meibusch
Business Development Manager               Lewis Lee
Progen Industries Limited                  Managing Director
T:  61 7 3273 9100                         Progen Industries Limited
E: Sarah.Meibusch@progen.com.au            Ph: 61 7 3273 9100
   ----------------------------


TAYLOR COLLISON
Patrick Ford
+61 2 9232-1688



This press release contains forward-looking statements that are based on current management expectations and prevailing market conditions. These statements may differ materially from actual future events or results due to certain risks and uncertainties, including without limitation, risks associated with drug development and manufacture, risks inherent in the extensive regulatory approval process mandated by the United States Food and Drug Administration and the Australian Therapeutic Goods Administration, delays in obtaining the necessary approvals for clinical testing, patient recruitment, delays in the conduct of clinical trials, market acceptance of PI-88, PI-166 and other drugs, future capitals needs, general economic conditions, and other risks and uncertainties detailed from time to time in the Company's filings with the Australian Stock Exchange and the United States Securities and Exchange Commission. Moreover, there can be no assurance that others will not independently develop similar products or processes or design around patents owned or licensed by the Company, or that patents owned or licensed by the Company will provide meaningful protection or competitive advantages.


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